Exhibit 99.1

GigCapital, Inc. Announces Launching of De-SPACing Efforts of Kaleyra Business Combination

PALO ALTO, Calif – August 19, 2019 — GigCapital, Inc., (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS) (“GigCapital”) a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced that as GigCapital, Inc. (the “Company”) begins immediately the de-SPACing process of its previously disclosed business combination with Kaleyra (the “Business Combination”), and as previously stated by the Company in its preliminary proxy statement filed with the Securities and Exchange Commission on July 31, 2019, the Company may choose to engage in various activities such as raising equity in conjunction with the consummation of the Business Combination, or have the post-combination company increase its borrowing capacity to provide it with additional liquidity in order to help it drive growth. In this regard, and as part of the de-SPACing process, the Company is currently evaluating different capital scenarios, including regarding borrowing, for the purposes of enhancing its current capital structure, and strengthening its future liquidity and financial position, including with regard to its outstanding Rights.

Additional Information About the Business Combination and Where to Find It

Additional information about the Business Combination with Kaleyra and related transactions is described in GigCapital’s preliminary proxy statement relating to the Business Combination and the respective businesses of GigCapital and Kaleyra, which GigCapital has filed with the SEC. The Business Combination and related transactions will be submitted to stockholders of GigCapital for their consideration. GigCapital’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement and any additional definitive materials filed in connection with GigCapital’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the Business Combination and related transactions, because these documents will contain important information about GigCapital, Kaleyra and the Business Combination and related transactions. The definitive proxy statement will be mailed to stockholders of GigCapital as of a record date to be established for voting on the Business Combination and related transactions.

Stockholders may also currently obtain a copy of the preliminary proxy statement or the definitive proxy statement, once available, as well as other documents filed with the SEC by GigCapital, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

Kaleyra, GigCapital and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital’s stockholders in respect of the Business Combination and related transactions. Information regarding GigCapital’s directors and executive officers is available in its Form 10-K filed with the SEC on December 6, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is contained in the preliminary proxy statement, and will be contained in the definitive proxy statement when it becomes available, related to the Business Combination and related transactions, and which can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding the Business Combination, Company and Kaleyra. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company and/or Kaleyra expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. Such forward-looking statements include, but are not limited to, statements regarding the closing of the combination, potential capital alternatives or changes to the capital structure of the Company and the expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the business combination and future business plans of the Company and Kaleyra management teams. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are based on certain assumptions and analyses made by the management of the Company and/or Kaleyra in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on the Company and Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company or Kaleyra will be those anticipated and actual results may differ materially from those expressed in this press release due to many factors such as, but not limited to, the ability to satisfy closing conditions for the Business Combination, including that the Company stockholders will approve the Business Combination, the ability of the combined company to meet the NYSE’s listing standards, and that the Company will have sufficient capital upon the approval of the Business Combination to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These statements speak only as of the date they are made and none of the Company and/or Kaleyra undertakes any obligation to update any forward-looking statements contained in this press release to reflect events or circumstances which arise after the date of this press release.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction

About GigCapital, Inc.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is a Private-to-Public Equity (PPE)™ company, (also known as a Blank-Check or Special Purpose Acquisition Company (“SPAC”)), sponsored by GigAcquisitions, LLC, and sole-managed by GigFounders, LLC (www.gigfoundersglobal.com). All were founded in 2017 by Dr. Avi Katz. The GigCapital Group companies are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and non-U.S. public technology companies of dedicated solid entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Contacts

GigCapital:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com